Exhibit 99.1

February 21, 2006

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Is Selected As A Featured Presenter At The IRMA Annual Recording Media Forum

TULSA, Okla, Feb. 21, 2006 -- EnXnet, Inc. (OTCBB:EXNT: German WKN# A0HMDW) is pleased to announce that its Director of Marketing, Mark Pempsell, has accepted an invitation to be a featured speaker at the International Recording Media Association's Forum, taking place March 9-11 at the La Quinta Resort and Club in Palm Springs, California. Mr. Pempsell will be discussing the ThinDisc (TM) Technology which was developed by EXNT and has the potential to revolutionize the entire optical disc industry.

Mr. Pempsell will discuss new directions in the industry and the ability of pre-recorded optical media, specifically the MoxyCard (R), to provide consumers with a personalized interactive experience for stored value card purchases. Other presenters include representatives from Sony, Sandisk, Sanyo, Pioneer, Technicolor and Walt Disney.

IRMA is a worldwide trade association encompassing organizations involved in every facet of recording media. Their membership includes raw material providers, manufacturers, replicators, duplicators, packagers, copyright holders, and many other related industries. Members include Cinram, Deluxe, Blockbuster, JVC, Sony, Philips, Fuji, Universal Studios as well as almost every major national and international company involved in the recording industry. This conference is the premiere recorded media event in the country.

Ryan Corley, CEO of EnXnet, Inc., commented, "It is a great honor to have the distinction of presenting at the premiere event of the largest recording media trade association. We were selected above representatives of some of the world's most well-known and respected names. As a quick-moving company in a dynamic industry, this request certainly validates our technology, our products and the potential of our company."

Mr. Pempsell has served as the company's Director of Marketing and Engineering since 2000. Prior to EnXnet, Mr. Pempsell has held positions in several high technology companies to include Shared Resource Exchange, American Micro Electronics and Republic Technologies. Mr. Pempsell has successfully patented and marketed products in both the consumer and the medical industries.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet, Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Blue-Sky Solutions, LLC
Stephanie Soleas, 877-4-BLUE-IR
exnt@blueskyir.com